STEPP LAW GROUP

A PROFESSIONAL CORPORATION

32 EXECUTIVE PARK, SUITE 105

IRVINE, CALIFORNIA 92614-6742

TELEPHONE 949.660.9700

FACSIMILE 949.660.9010

October 20, 2004

Micron Enviro Systems, Inc.

789 West Pender Street, Suite 1205

Vancouver, British Columbia V6C 1H2

CANADA

Attention:

Negar Towfigh

Re:

Registration Statement on Form S-8

Dear Ms. Towfigh:

We have been retained by Micron Enviro Systems, Inc., a Nevada corporation (the “Company”), as special counsel to review a Registration Statement on Form S-8 which the Company intends to file with the Securities and Exchange Commission (the “Commission”), in connection with the registration pursuant to the Securities Act of 1933, as amended, of 3,000,000  shares of common stock, $.001 par value, to be issued by the Company (the “Shares”) (the “Registration Statement”). The Shares will be issued to Graeme Sewell, a consultant to the Company. The Shares will be issued to Mr. Sewell pursuant to the provisions of (i) a Non-Qualified Stock Option Agreement entered into by and among the Company and Mr. Sewell on or about October 15, 2004 regarding the Company’s 2004 Non-Qualified Stock Option Plan and (ii) a Non-Qualified Stock Option Agreement entered into by and among the Company and Mr. Sewell on or about October 15, 2004, regarding the Company’s 2004 B Non-Qualified Stock Option Plan, copies of which are attached as exhibits to the Registration Statement (the “Agreements”).

In furnishing the opinion specified in this letter, we examined such documents and reviewed such questions of law as we considered necessary or appropriate. Based upon the foregoing, and relying solely thereon, and assuming that the Shares will be issued on the terms and subject to the conditions of the Registration Statement and Agreements, it is our opinion that the Shares, when issued, subject to the effectiveness of the Registration Statement and compliance with applicable securities and other laws of any state or other jurisdiction in which the Shares will be offered and sold, will be duly authorized, validly issued and non-assessable. We express no opinion as to compliance

Micron Enviro Systems, Inc.

October 20, 2004

with the securities laws or other laws in any particular jurisdiction in which the Shares are proposed to be sold and as to the effect, if any, which non-compliance with such laws might have regarding the transactions contemplated by this letter.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required pursuant to Section 7 of the Act or the rules and regulations of the Commission pursuant thereto.

This opinion (i) is addressed solely to you, (ii) may not be relied upon by any other party, (iii) relates only to matters of United States federal securities law and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction, and (iv) may not be relied upon for any other purpose whatsoever. Nothing in this letter shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth in this letter.

The Company is hereby advised, urged, and encouraged to retain qualified and competent securities counsel in each particular jurisdiction in which the Shares may be offered and sold regarding compliance with the securities laws of such jurisdiction.

This opinion is as of the date of this letter.  Thank you.

Sincerely,

STEPP LAW GROUP

/s/ Thomas E. Stepp, Jr.

By: Thomas E. Stepp, Jr.

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